Exhibit 14

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Wanger Advisors Trust of our reports dated February 18, 2022, relating to the financial statements and financial highlights, which appear in the Annual Reports on Form N-CSR of the funds indicated in Appendix A for the year ended December 31, 2021. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/  PricewaterhouseCoopers LLP

Minneapolis, Minnesota

February 3, 2023

Appendix A

Wanger Advisors Trust

Wanger Select

Wanger Acorn (formerly known as Wanger USA)